Exhibit 99.1
Chart Industries Reports 2008 Third Quarter Results
Cleveland, Ohio — October 31, 2008 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2008. Highlights include:
•	Sales up 15% to $188.8 million

•	Net income up 68% to $20.4 million, or $0.70 per diluted share

•	Gross profit margin improves to 35%

•	Maintains full-year earnings per share guidance
Net sales for the third quarter of 2008 increased 15% to $188.8 million from $163.7 million in the comparable period a year ago. Gross profit for the third quarter of 2008 was $66.2 million, or 35.0% of sales, versus $45.4 million, or 27.7% of sales, in the comparable quarter of 2007.
Net income for the third quarter of 2008 was $20.4 million, or $0.70 per diluted share. This compares with third quarter 2007 net income of $12.1 million, or $0.42 per diluted share. The third quarter of 2008 included $0.5 million in non-recurring costs, or $0.01 per diluted share, relating to the repurchase and retirement of $6.8 million of the Company’s 9-1/8% Senior Subordinated Notes. As a result, net interest expense is expected to be reduced by approximately $0.5 million annually going forward.
“We are very pleased with our third quarter operating results as evidenced by the significant margin improvement across the majority of our business segments,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Project execution and improved throughput at our Energy & Chemicals (“E&C”) segment, as well as performance incentives, contributed to the overall margin expansion during the period.”
Backlog at September 30, 2008 was $461.8 million, 8% greater than the September 30, 2007 level of $426.1 million, and 7% lower than the backlog of $498.1 million at June 30, 2008. Orders for the third quarter of 2008 were $163.8 million compared with second quarter 2008 orders of $227.1 million. “E&C orders fluctuate due to project size, and it is not unusual to see order intake vary significantly from quarter to quarter,” continued Mr. Thomas.
Selling, general and administrative (“SG&A”) expenses for the third quarter of 2008 were $26.8 million, or 14.2% of sales, compared with $20.9 million, or 12.8% of sales, for the same quarter a year ago. The increase in SG&A expenses was primarily the result of higher employee-related and infrastructure costs to support the Company’s business growth over the past few years.

Net interest expense and financing costs amortization for the third quarter of 2008 was $5.2 million compared with $5.5 million for the same quarter a year ago, reflecting lower interest rates on the Senior Credit Facility and greater interest income associated with higher cash balances. This was partially offset by the $0.5 million in non-recurring costs associated with the Senior Subordinated Note repurchases during the third quarter.
Cash provided by operations for the three months ended September 30, 2008 was $59.6 million compared with cash provided by operations of $45.8 million for the three months ended September 30, 2007. The increase was primarily due to higher net income and customer advances due to the timing of progress billings under existing contracts. Cash used in financing activities for the three months ended September 30, 2008 was $6.3 million, which included $6.8 million for the Senior Subordinated Notes repurchase, compared to cash provided by financing activities of $5.7 million for the same period in 2007.
“The Company ended the quarter with a very strong balance sheet,” stated Mr. Thomas. “Our cash position of $149 million, together with our existing credit agreements provides us with the liquidity to comfortably meet our working capital requirements and support continued growth.”
The Company’s total debt at the end of the third quarter of $243.2 million consists of $80 million of Term Debt under its Senior Credit Facility, due in 2012, and $163.2 million of Senior Subordinated Notes, due in 2015, with no principal payments required on either commitment prior to those dates. The Company has in excess of $76 million available on its current revolving credit facility, which extends to the fourth quarter of 2010.
SEGMENT HIGHLIGHTS
E&C segment sales improved by 35% to $78.9 million for the third quarter of 2008, compared with $58.4 million for the same quarter in the prior year. This increase is primarily attributable to improved throughput for both brazed aluminum and air cooled heat exchangers as well as flow-through of our backlog growth over the past year. E&C gross profit margin increased to 39.2% in the 2008 period compared with 22.4% in the 2007 quarter primarily due to favorable project mix and improved execution. Performance incentives and change orders were earned on several projects, which contributed to the improved margins during the quarter.
Distribution & Storage (“D&S”) segment sales for the third quarter of 2008 were essentially the same at $85.0 million, compared with $85.1 million for the third quarter of 2007. Lower volume in bulk tanks was mostly offset by higher volume in packaged gas systems as well as benefits from a small acquisition in Germany made in the second quarter. In addition, quarterly D&S segment sales benefited from stronger foreign currencies against the U.S. dollar compared with the prior-year’s quarter. D&S gross profit margin of 30.9% in the quarter was comparable to its margin of 30.8% a year ago.
BioMedical segment sales for the quarter increased to $24.9 million from $20.2 million for the same quarter in the prior year. Medical respiratory product sales increased $2.2 million primarily due to continued growth in European markets, while biological storage systems sales increased $2.3 million due to higher volume in domestic and international markets. BioMedical gross profit margin increased to 36.1% in the quarter compared with 30.2% for the same period in 2007. This was primarily due to higher prices and more favorable product mix as well as favorable currency impact from euro-denominated sales.
OUTLOOK
Based on year to date results, current order backlog, and fourth quarter expectations, the Company is reaffirming its previously announced earnings per share guidance, but is slightly adjusting its sales forecast. Sales for 2008 are now expected to be in the range of $750 to $770 million, versus the prior forecast of $770 to $800 million. Full year earnings per share are still expected to be in the range of $2.55 to $2.65 per diluted share, on approximately 29.1 million weighted average shares outstanding.
“We expect the credit crisis, slowing industrial activity and emerging forecasts of reduced global GDP to have an impact on new project timing, which we will incorporate into our planning process for 2009,” stated Mr. Thomas. “However, we currently have sufficient backlog to give us good visibility into the third quarter of next year.”
“We have an experienced management team that has previously managed through difficult business cycles, as well as periods of significant growth. Based on our flexible, experienced workforce, strong competitive position and good relationships with our customers and suppliers, we are confident that we will come through these uncertain times with an even stronger and more successful business,” Mr. Thomas concluded.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; current disruptions in the financial and credit markets, including the bankruptcy or restructuring of certain financial institutions; a delay, significant reduction in and/or loss of purchases by large customers; competition; general economic, political, business and market risks associated with the Company’s global operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; fluctuations in foreign currency exchange and interest rates; the impact of hurricanes and other severe weather; and litigation and disputes involving the Company, including product liability, fixed-price contract, repair and warranty claims. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its third quarter 2008 results on a conference call on Friday October 31, 2008 at 10:30 a.m. ET. Participants may join the conference call by dialing (888) 241-0558 in the U.S. or (647) 427-3417 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 766-0969 in the U.S. or (402) 220-7731 outside the U.S. and entering Access Code 66910235. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, November 14, 2008.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer
216-626-1216
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$188,808	$163,670	$556,889	$483,720
Cost of sales	122,644	118,280	374,785	347,213

Gross profit	66,164	45,390	182,104	136,507

Selling, general and administrative expenses	26,780	20,904	76,199	69,251
Amortization expense	2,751	2,636	8,234	8,304
Other	(21)	436	(24)	502

	29,510	23,976	84,409	78,057

Operating income (1)	36,654	21,414	97,695	58,450

Other expense (income):

Interest expense and financing cost amortization, net (2)	5,249	5,518	15,349	18,642
Foreign currency expense (income)	2,053	(510)	443	(221)

	7,302	5,008	15,792	18,421

Income before income taxes and minority interest	29,352	16,406	81,903	40,029
Income tax expense	8,806	4,312	24,571	12,368

Income before minority interest	20,546	12,094	57,332	27,661
Minority interest, net of taxes	144	(18)	82	(77)

Net income	$20,402	$12,112	$57,250	$27,738

Net income per common share — diluted	$0.70	$0.42	$1.97	$1.03

Weighted average number of common shares outstanding — diluted	29,147	28,665	29,072	27,021

(1)	Includes depreciation expense for the three months ended September 30, 2008 and 2007 of $2,917 and $1,860, respectively, and for the nine months ended September 30, 2008 and 2007 of $7,612 and $5,366, respectively.

(2)	The three and nine months ended September 30, 2008 include $491 in additional interest expense and write-off of deferred financing fees associated with the Senior Subordinated Note repurchase during the third quarter of 2008.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$59,609	$45,782	$86,833	$54,158

Investing Activities
Capital expenditures	(2,906)	(4,984)	(9,289)	(15,575)
Acquisition of business, net of cash acquired	—	—	(18,828)	—
Other investing activities	—	37	(616)	(1,612)

Net Cash Used In Investing Activities	(2,906)	(4,947)	(28,733)	(17,187)

Financing Activities
Payments on revolving credit facilities or short-term debt	—	—	—	(750)
Principal payments on long-term debt	(6,825)	—	(6,825)	(40,000)
Stock offering-related proceeds	—	231	—	38,292
Other financing activities	524	5,496	2,696	7,276

Net Cash (Used In) Provided By Financing Activities	(6,301)	5,727	(4,129)	4,818

Net increase in cash and cash equivalents	50,402	46,562	53,971	41,789
Effect of exchange rate changes on cash	(2,753)	1,588	2,044	1,783
Cash and cash equivalents at beginning of period	101,235	14,276	92,869	18,854

Cash And Cash Equivalents At End of Period	$148,884	$62,426	$148,884	$62,426

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,
	2008	December 31,
	(Unaudited)	2007
ASSETS

Current assets	$415,682	$329,047
Property, plant and equipment, net	102,283	99,579
Goodwill	261,761	248,453
Identifiable intangible assets, net	132,302	135,699
Other assets, net	11,405	12,976

TOTAL ASSETS	$923,433	$825,754

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$213,813	$174,694
Long-term debt	243,175	250,000
Other long-term liabilities	72,102	73,069

Shareholders’ equity	394,343	327,991

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$923,433	$825,754

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales

Energy & Chemicals	$78,912	$58,396	$230,976	$168,765
Distribution & Storage	84,950	85,106	252,459	248,447
BioMedical	24,946	20,168	73,454	66,508

Total	$188,808	$163,670	$556,889	$483,720

Gross Profit

Energy & Chemicals	$30,926	$13,087	$77,466	$34,931
Distribution & Storage	26,239	26,221	76,916	79,497
BioMedical	8,999	6,082	27,722	22,079

Total	$66,164	$45,390	$182,104	$136,507

Gross Profit Margin

Energy & Chemicals	39.2%	22.4%	33.5%	20.7%
Distribution & Storage	30.9%	30.8%	30.5%	32.0%
BioMedical	36.1%	30.2%	37.7%	33.2%
Total	35.0%	27.7%	32.7%	28.2%

Operating Income

Energy & Chemicals	$23,800	$7,392	$57,276	$17,260
Distribution & Storage	16,494	16,627	47,453	53,817
BioMedical	4,630	2,964	15,096	12,721

Corporate (1)	(8,270)	(5,569)	(22,130)	(25,348)

Total	$36,654	$21,414	$97,695	$58,450

(1)	The Corporate operating loss for the nine months ended September 30, 2007 includes $7,086 of stock-based compensation expense primarily related to the vesting of performance-based options in conjunction with the Company’s secondary stock offering in June 2007.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Orders
Energy & Chemicals	$46,264	$84,989	$71,453
Distribution & Storage	93,817	115,422	81,771
BioMedical	23,706	26,656	22,202

Total	$163,787	$227,067	$175,426

Backlog
Energy & Chemicals	$308,891	$341,574	$325,717
Distribution & Storage	144,248	146,507	90,802
BioMedical	8,631	10,056	9,534

Total	$461,770	$498,137	$426,053